Filed Pursuant To Rule 433

Registration No. 333-275079

January 11, 2024

Filed Pursuant To Rule 433

Registration No. 333-275079

January 11, 2024

Filed Pursuant To Rule 433

Registration No. 333-275079

January 11, 2024

Filed Pursuant To Rule 433

Registration No. 333-275079

January 11, 2024

Filed Pursuant To Rule 433

Registration No. 333-275079

January 11, 2024

Filed Pursuant To Rule 433

Registration No. 333-275079

January 11, 2024

Ticker: GBTC

Grayscale

Grayscale Bitcoin Trust ETF

Bitcoin investing begins here

Filed Pursuant To Rule 433

Registration No. 333-275079

January 11, 2024

Transcript:

Grayscale Bitcoin Trust ETF

History of GBTC_

Grayscale

I'm Michael Sonnenshein and I'm the CEO of Grayscale Investments. We have to go back to 2013 and the team was really trying to figure out the best way to deliver bitcoin as an investment to the investment community as a whole.

At the time there were few if maybe only one option of where to actually buy bitcoin and it was cumbersome for investors. If you were an investor looking to buy bitcoin, you likely had to wire money to an overseas exchange. You weren't sure that your deposit was actually going to get to the exchange and if you were able to successfully do so, there was no assurance that you'd actually be able to actually extract your bitcoin from the exchange.

Back to your account. Bringing GBTC to market was a heavy lift. There was a lot of work streams internally in order to ensure that the product was launched in the right way, but we also needed to identify external partners like lawyers and accountants to help us bring the product to market. Not only is the grayscale team fantastic in terms of its experience and its operational rigor, but we've also surrounded GBTC with the best service providers spanning legal and audit and tax in custody. Those are really differentiating features of GBTC that I know we as a team are really proud of and all the work we've done over the last ten years when I think back to some of the biggest challenges we've overcome as an organization over the last ten years, even thinking back to things like how many decimal places there are within Bitcoin right, it's shown to the 8th decimal place and traditional accounting software and systems. Usually don't go out to a decimal places and so thinking back to how we overcame those challenges.

Providing proprietary software or spreadsheets for us to operate our vehicles has been something that I know the finance team is really proud of and I am too. From a legal standpoint, creating and operating GBTC has had a lot of challenges, and that's because the underlying bitcoin has evolved over time. As an organization, we went through periods where there were forks in the bitcoin network, airdrops on the bitcoin network and constantly ensuring that our disclosures were up to date to ensure that investors had the most accurate information. In 2015. GBTC debuted on the OTC market and was assigned the ticker symbol GBTC.

This was a monumental step for the grayscale team and all of our investors because it represented for the first time in the US an investment vehicle that gave exposure to bitcoin that any investor could buy and sell within their brokerage accounts. We voluntarily approach the SEC to register the shares as SEC reporting companies. This holds us to a higher standard as an asset manager and product issuer and causes us to have much more rigorous financial reporting and disclosure in file form 10K and 8K.

Filed Pursuant To Rule 433

Registration No. 333-275079

January 11, 2024

When I think about the entrance of new asset classes or new product types, it's usually institutions that have access to them prior to retail investors. But in the case of crypto, interest in excitement and capital deployment came into crypto from the retail crowd much before it did the institutional crowd.

So having a front row seat over these last ten years to see how that's changed has been really fascinating. The advent of a spot bitcoin ETF here in the US really signifies that bitcoin as an asset class is here to stay and lends a tremendous amount of validation to what at times has been a market that's been called a passing fad or something that would eventually die out.

Gbtc's path to an ETF has been different than other spot bitcoin etfs that have come to market. It already had billions of dollars of assets, already had hundreds of thousands of investors underlying it, and also held greater than three percent of the outstanding bitcoin supply. And so when investors think about their choices for getting bitcoin exposure, there is certainly an appetite from them to ensure that their bitcoin exposure is being done by a firm that has that track record of operational success and really is a crypto specialist to all of our investors. I would say, thank you, thank you for having the conviction and digital assets that we have had.

Thank you for trusting us with your crypto exposure. We, as an organization, would not be anywhere near where we are today without each and every single one of you.

But that being said in reflecting on these last ten years. I do have to say we're just getting started. Grayscale will continue to innovate, bringing new products to market, offering differentiated exposures to investors that are thinking ahead of investor trends. And we're excited for you to be a part of the Grayscale family going forward.

Filed Pursuant To Rule 433

Registration No. 333-275079

January 11, 2024

*Based on AUM as of 12.31.23.

Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.

An investment in the Trust involves risks, including possible loss of principal. The Trust holds Bitcoins; however, an investment in the Trust is not a direct investment in Bitcoin. As a non-diversified and single industry fund, the value of the shares may fluctuate more than shares invested in a broader range of industries. Extreme volatility, regulatory changes, and exposure to digital asset exchanges may impact the value of Bitcoin, and consequently the value of the Trust.